PROPERTY SALE AGREEMENT

THIS AGREEMENT made the 12th day of June, 2009.

B E T W E E N:

SACHIGO RIVER EXPLORATION COMPANY INC., a corporation incorporated under the laws of Ontario

(hereinafter referred to as the "Vendor")

OF THE FIRST PART,

and

GGD RESOURCES INC., a corporation incorporated under the laws of Canada

(hereinafter referred to as the "Purchaser")

OF THE SECOND PART.

THIS AGREEMENT WITNESSETH that for and in consideration of the mutual covenants and agreements herein contained and other lawful and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

PROPERTY TO BE PURCHASED AND SOLD

1. Subject to the terms and conditions hereof, the Vendor hereby sells, assigns and transfers to the Purchaser and the Purchaser hereby purchases from the Vendor certain mineral exploration interests described is Schedule "A" (the "Mining Property").

PURCHASE PRICE

2. The purchase price (hereinafter referred to as the "Purchase Price") payable for the Mining Property shall be $30,000.

PAYMENT OF THE PURCHASE PRICE

3. The Purchase Price shall be paid and satisfied by the allotment and issuance to the Vendor of 300,000 fully paid and non-assessable common shares in the capital stock of the Purchaser, such shares being issued for $0.10 per share for an aggregate consideration of $30,000, such shares being collectively referred to herein as the "Purchase Consideration".

SECTION 85 ELECTION

4. Notwithstanding the provisions of paragraph 2 hereof, the Vendor and the Purchaser agree to elect, pursuant to subsection 85(1) of the Income Tax Act (Canada), and subject to any requirements of applicable securities law, that the Vendor's proceeds of disposition of the Purchase Consideration and the Purchaser's cost of the Purchase Consideration shall be the Vendor's adjusted cost base thereof or such greater amount as the Vendor may in its absolute discretion direct (provided such amount shall not exceed the fair market value of the Purchase Consideration). The parties agree to execute all such documents and forms to make the elections contemplated by this paragraph.

ADJUSTMENT OF PURCHASE PRICE

5. In the event that the fair market value of the Purchase Consideration as determined herein is determined by Revenue Canada to be more or less than the Purchase Price payable herein, the Purchase Price of the Purchase Consideration shall be increased or decreased by the amount of any difference so determined, provided that any party hereto may appeal Revenue Canada's determination and the Purchase Price shall not be increased or decreased until such appeal is finally determined by a court of competent jurisdiction with all rights of appeal exhausted by Revenue Canada or the parties hereto. No additional consideration of any kind shall be issued to the Vendor under paragraph 3 as a result of any adjustments under this paragraph.

REPRESENTATIONS AND WARRANTIES OF THE VENDOR

6. The Vendor represents, warrants and covenants with the Purchaser that:

(a) the Vendor is the sole beneficial owner of the Mining Property and has the exclusive right to dispose of the Mining Property;

(b) with respect to the Mining Property:

(i) the Mining Property is not subject to any liens or encumbrances other than the net smelter return royalty as described in Schedule "A" hereto (the "Royalty");

(ii) subject only to the Royalty, there are no agreements, adverse interests or options to acquire or purchase the Mining Property or any portion thereof;

(iii) no person has any proprietary or possessory interest in the Mining Property other than pursuant to the terms of the Royalty;

(iv) subject only to the Royalty, no person is entitled to any royalty or other payment or any other such products removed or produced from the Mining Property;

(v) the Vendor has not received notice of any non-compliance of the Mining Property or the improvements or fixtures located thereon or the operation or maintenance thereof, with municipal, building or zoning laws or any work orders relating to or notices from any government authorities advising of any defects in the construction or state of repair of any improvements or fixtures on the Mining Property; and

(vi) the execution and delivery of this Agreement by the Vendor and the observance of the terms and conditions of this Agreement does not and will not result in the creation or imposition of any encumbrance on the Mining Property save and except for the Royalty;

(c) the Mining Property are not subject to any environmental liabilities and the operations of the Vendor on the Mining Property have not resulted in hazardous substances being placed and or left on the Mining Property, and "hazardous substances" shall mean for the purposes hereof any hazardous substance or pollutant, contaminant, toxic or dangerous waste, substance or material, as defined or regulated by any applicable law, regulation or governmental authority from time to time;

(d) the Mining Property has been properly acquired in accordance with, and is in good standing under, the relevant provisions of the *Mining Act* (Ontario) and the regulations pertaining thereto; and

(e) to the best knowledge of the Vendor, there is no pending proceeding or threatened or contemplated any suit, action, legal proceeding, litigation or governmental investigation of any sort relating to the Mining Property nor is there presently outstanding against the Mining Property any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

7. The Purchaser hereby represents, warrants and covenants with the Vendor that the issuance, allotment and delivery to the Vendor of the 300,000 Common Shares of the Purchaser in payment of the Purchase Price complies with all requirements of any laws applicable and does not conflict with any provisions of the Articles of Incorporation of the Purchaser, or conflict with, or create an event of default under any indenture, agreement or other instrument to which the Purchaser is a party.

MUTUAL REPRESENTATION AND WARRANTIES OF THE PARTIES

8. Each of the parties hereto represents and warrants to the other that:

(a) it is duly formed and validly subsists under all applicable laws and has the corporate power and authority to enter into the transactions contemplated hereby;

(b) it has taken all necessary action to authorize such execution, delivery and performance;

(c) this Agreement constitutes a legal, valid and binding obligations enforceable against it except as enforceability may be limited to applicable laws relating to enforcement of creditor's rights generally;

(d) the execution, delivery and performance by it of this Agreement will, at all times, comply with all applicable laws and regulations including those of applicable securities regulatory authorities and self-regulatory organizations;

(e) the execution, delivery and performance by it of this Agreement does not conflict with any contracts or other obligations to which it may be bound and does not conflict with and does not and will not result in a breach of its articles, by-laws or resolutions; and

(f) none of the covenants, representations and warranties made by a party in this Agreement knowingly contains any untrue statement of material fact or knowingly omits to state any material fact necessary to make any such covenant, warranty or representation not misleading.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

9. Each of the aforementioned representations and warranties of the Vendor and of the Purchaser shall survive the completion of the purchase and sale of the Purchase Consideration.

INDEMNITY

10. Each party agrees to indemnify and save harmless the other from all losses actually incurred by the party as a result of any breach by the other party or any inaccuracy of any covenant, representation or warranty contained in this Agreement.

FURTHER ASSURANCES

11. The parties hereto agree to execute such further and other assurances and documents and to do all such things and actions which shall be necessary or proper for the carrying out of the purpose and intent of this Agreement.

GENERAL

12. Any headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation hereof.

action arising in connection with this Agreement.

14. Except to the extent required by law, or by any regulatory authority having jurisdiction, none of the parties shall make public disclosure of this Agreement or the transactions provided for in such agreement without the prior written consent of the other parties; the parties shall co-operate in good faith as to the content and timing in making any such required or agreed public disclosure.

15. This Agreement, including the Schedules hereto, constitutes the entire Agreement between the parties. There are no and shall not be any verbal statements, representations, warranties, undertakings or agreements between the parties.

16. No party may assign this Agreement or any party hereof without the prior written consent of the other party which consent may not be unreasonably withheld. Subject to the foreoing, this Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective heirs, executors, administrators, successors and/or assigns.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement.

SACHIGO RIVER EXPLORATION COMPANY INC.

Per: ______________________
Michael Sheridan, Director

GGD RESOURCES INC.

Per: ______________________
Dennis H. Peterson, President

SCHEDULE "A"

DESCRIPTION OF MINERAL PROPERTY INTERESTS

One block of 16 leased claims, located in the Mining District of Kenora, which may be more particularly described as follows:

All those Parcels or Tracts of land and land under water in the District of Kenora, (Patricia Portion), containing by admeasurement 490.21 acres, more or less, being designated as parts One (1), Two (2), Three (3), Four (4), Five (5), Six (6), Seven (7), Eight (8), Nine (9), Ten (10), Eleven (11), Twelve (12), Thirteen (13), Fourteen (14), Fifteen (15) and Sixteen (16) on Plan 23R-7246, comprising Mining Claims KRL. 510209, KRL. 510208, KRL. 510207, KRL. 501206, KRL. 501205, KRL. 503358, KRL. 503359, KRL. 503360, KRL. 503361, KRL. 503362, KRL. 503368, KRL. 503367, KRL. 503366, KRL. 503365, KRL. 503364 and KRL. 503363, respectively, in the Red Lake Mining District.

SAVING AND EXCEPTING thereout and therefrom the surface rights only on and over strips of land along the shores of Sherman Lake and "A" Lake, which strips of land are bounded by the high water marks of the said lakes and by lines every point of which is distant 400 feet from the nearest point in the said high water marks, containing 10.54 acres, more or less.

The foregoing claims are subject to a 2% Net Smelter Return Royalty pursuant to an agreement dated March 22, 1999, between C. Warren Hunt and Sachigo River Exploration Company Inc. , a copy of which agreement is attached hereto, and such royalty may be purchased for a consideration of US $250,000.

THIS AGREEMENT made as of the 22nd day of March, 1999.

B E T W E E N:

C. WARREN HUNT
an individual normally resident and domiciled in the Province of Alberta

("**Hunt**")

OF THE FIRST PART

- and -

SACHIGO RIVER EXPLORATION COMPANY INC.
a corporation incorporated pursuant to the laws of the Province of Ontario

("**Sachigo**")

OF THE SECOND PART

WHEREAS Hunt and Sachigo executed and delivered an agreement dated as of February 19, 1998 as amended March 19, 1998 and July 9, 1998 (the "**Original Agreement**") with respect to the sale by Hunt and the purchase by Sachigo of those mining claims more particulary described in Schedule "A" and the mining lease in the form attached hereto as Schedule "B" (collectively, the "**Mining Property**");

AND WHEREAS all monetary consideration under the Original Agreement has already been advanced by Sachigo to Hunt and the only consideration remaining to be granted to Hunt consists of a royalty equal to 2% of Net Smelter Returns (as hereinafter defined) on the Mining Property (the "**NSR**");

AND WHEREAS the mining claims set forth in Schedule "A" (the "**Mining Claims**") have already been transferred in to the name of Sachigo and the mining lease attached hereto as Schedule "B" (the "**Mining Lease**") has not yet been transferred in to the name of Sachigo and such transfer remains subject to the written consent of the Ministry of Northern Development and Mines (the "**Ministry**");

AND WHEREAS the Original Agreement contemplates that Hunt and Sachigo shall execute and deliver a more definitive agreement with respect to the purchase of the Mining Property and the grant of the NSR and Hunt and Sachigo are therefore desirous of entering into this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants, agreements and premises herein contained and other good and valuable consideration (the receipt and sufficiency whereof being hereby acknowledged by each party), the parties do hereby covenant and agree as follows:

1. DEFINITIONS

1.1 **Definitions**. In this Agreement:

"**Agreement**", "**this Agreement**", "**hereto**" and "**herein**" means this Agreement and all schedules attached hereto, as may be amended from time to time.

"**Deeds**" means all deeds, bills of sale, conveyances, assurances, transfers and consents, in immediately recordable or registrable form in the appropriate mining recorder's office, land registry office or other applicable government office.

"**Encumbrances**" means any and all claims, liens, security interests, mortgages, pledges, charges, options, equity interests, encumbrances, proxies, voting agreements, voting trusts, leases, tenancies, easements or other interests of any nature or kind whatsoever, howsoever created.

"**Hazardous Substance**" means any hazardous substance or pollutant, contaminant, toxic or dangerous waste, substance or material, as defined or regulated by any applicable law, regulation or governmental authority from time to time.

"**Laws**" means all applicable federal, provincial, state, municipal or local laws; statutes, by-laws, regulations, orders, judgments, writs, injunctions, decrees, or ordinances in effect on the date hereof.

"**Net Smelter Returns**" means the amount actually received by Sachigo (or its successors and/or assigns) with respect to the Mining Property from the sale of any ores and minerals mined and removed from the Mining Property and thereafter sold by or for the account of Sachigo (or its successors and/or assigns) before or after processing, smelting or refining, less but only to the extent actually incurred and borne by Hunt (or its successors and/or assigns), the following: (i) sales, use, gross receipts, severance, ad valorem and other taxes, if any, however denominated, payable with respect to existence, severance, production, removal, sale or disposition of such ores and minerals, but excluding taxes on net income; (ii) charges and costs, if any, for transportation (including direct insurance costs while in transit) to places where such ores and minerals are smelted, refined and sold; and (iii) charges, costs and penalties, if any, for smelting, refining and marketing, including costs of assaying and sampling. If smelting or refining are carried out in facilities owned or controlled, in whole or in part, by Sachigo (or its successors and/or assigns), charges, costs and penalties with respect to such operations, including transportation, shall mean reasonable charges, costs and penalties for such operations but not in excess of the amounts that Sachigo (or its successors and/or assigns) would have incurred if such operations were carried out at facilities not owned or controlled by Sachigo (or its successors and/or assigns) then offering comparable custom services for comparable products on prevailing terms. In the calculation of the NSR, Sachigo (or its successors and/or assigns) shall not be entitled to deduct any charges and costs for mining, milling, treatment, processing or other beneficiation or for any transportation, except for transportation to a smelter or refinery and to the final place of sale or any fees, costs or charges of any kind for administrative overhead.

"**Person**" means any individual, partnership, company, corporation, unincorporated association, joint venture, trust, the Crown or any other agency or instrumentality thereof or any other judicial entity or person, government or governmental agency, authority or entity howsoever designated or constituted.

1.2 **<u>Gender and Extended Meanings</u>**. In this Agreement words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed as

agreeing with the required word and pronoun. For greater certainty and without limitation, in this Agreement the word "**shall**", has the same meaning as the word "**will**".

1.3 **Section Headings**. The division of this Agreement into sections is for convenience of reference only and shall not effect the interpretation or construction of this Agreement.

2. ACQUISITION AGREEMENT

2.1 **Transfer of the Mining Property.** Hunt does hereby acknowledge and agree that Hunt has sold and transferred the Mining Property to Sachigo, free and clear of any and all Encumbrances save and except for the NSR and that as at the date hereof, Hunt does hereby hold the Mining Lease in trust for the benefit of Sachigo, free and clear of any and all Encumbrances. Hunt does hereby agree to do all acts and things as shall be in the reasonable control of Hunt but at the cost and expense of Sachigo, to procure the consent of the Ministry to the transfer of the Mining Lease to Sachigo. Hunt does hereby agree that upon receipt of such consent from the Ministry, Hunt shall execute any and all Deeds as shall be required to record the transfer of a 100% undivided interest in and to the Mining Lease from Hunt to Sachigo, free and clear of any and all Encumbrances save and except for the NSR. Prior to the receipt of such consent of the Ministry, Hunt shall do no act or thing that shall be inconsistent with his holding the Mining Lease in trust for the benefit of Sachigo.

3. COVENANTS, REPRESENTATIONS AND WARRANTIES OF HUNT

3.1 **Covenants, Representations and Warranties**. Hunt does hereby covenant, represent and warrant to Sachigo as follows and acknowledges and confirms that Sachigo is relying upon such covenants, representations and warranties in connection with the purchase of the Mining Property:

(a) **Agreement Enforceable**. This Agreement constitutes a valid and legally binding obligation of Hunt enforceable against Hunt in accordance with its terms.

(b) **No Violations**. The execution and delivery of this Agreement by Hunt and the observance of the terms and conditions of this Agreement does not and will not result in the creation or imposition of any Encumbrance on the Mining Property save and except for the NSR.

(c) **Canadian Resident.** Hunt is a resident of Canada for the purposes of the Income Tax Act, Canada.

(d) **Litigation.** To the best knowledge of Hunt, there is not pending or threatened or contemplated any suit, action, legal proceeding, litigation or governmental investigation of any sort relating to the Mining Property nor is there presently outstanding against the Mining Property any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator.

(e) **Title To Mining Property.** Up to and including the date of transfer of the Mining Claims to Sachigo, Hunt was the owner of a 100% undivided interest in the Mining Claims and subject to the provisions of this Agreement, Hunt is the owner of a 100%

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interest in the Mining Lease, in each instance free and clear of any and all Encumbrances, save and except for the NSR.

(f) **Environmental Matters.** The operations of Hunt on the Mining Property have not resulted in Hazardous Substances being placed and or left on the Mining Property.

(g) **No Notices of Non-Compliance.** Hunt has not received notice of any non-compliance of the Mining Property or the improvements or fixtures located thereon or the operation or maintenance thereof, with municipal, building or zoning Laws or any work orders relating to or notices from any government authorities advising of any defects in the construction or state of repair of any improvements or fixtures on the Mining Property.

(h) **No Interest in Other Property.** Hunt does not own any right, title or interest in or to any land abutting the Mining Property. There are no agreements, adverse interests or options to acquire or purchase the Mining Property or any portion thereof. No Person has any proprietary or possessory interest in the Mining Property other than Hunt pursuant to the NSR. Subject only to the NSR, no Person is entitled to any royalty or other payment or any other such products removed or produced from the Mining Property.

(i) **Omissions and Misrepresentations.** None of the foregoing covenants, representations and warranties knowingly contains any untrue statement of material fact or knowingly omits to state any material fact necessary to make any such covenant, warranty or representation not misleading.

4. COVENANTS, REPRESENTATIONS AND WARRANTIES OF SACHIGO

4.1 **Covenants, Representations and Warranties.** Sachigo hereby covenants, represents and warrants to Hunt as follows and acknowledges and confirms that Hunt is relying upon such covenants, representations and warranties in connection with the sale of the Mining Property:

(a) **Organization.** Sachigo is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and has the corporate power to own or lease its property and to carry on its business as it is now being conducted and has the corporate power to execute, deliver and perform its obligations under this Agreement.

(b) **Corporate Authority.** Sachigo has taken all requisite corporate action to authorize the valid execution, delivery and performance of this Agreement, the consummation of the sale of the Mining Property and the grant of the NSR.

(c) **Agreement Enforceable.** This Agreement constitutes a valid and legally binding obligation of Sachigo enforceable against Sachigo in accordance with its terms.

(d) **No Violations.** The execution and delivery of this Agreement and all other agreements contemplated herein by Sachigo and the observance and performance of the terms and provisions of this Agreement and any such agreements does not and will not constitute a violation or breach of the charter documents or by-laws of Sachigo.

5. SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

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5.1 **Survival**. No investigations made by or on behalf of any party at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any covenant, representation or warranty made by any party. No waiver by any party of any condition, in whole or in part, shall operate as a waiver of any other condition. The covenants, representations and warranties contained in Article 3 and 4 respectively or in any certificate or other document delivered in connection herewith shall survive the making of this Agreement for a period of two years.

6. INDEMNITY

6.1 **Indemnity of Sachigo**. Hunt agrees to indemnify and save harmless Sachigo from all losses actually incurred by Sachigo as a result of any breach by Hunt or any inaccuracy of any covenant, representation or warranty contained in this Agreement.

6.2 **Indemnity of Hunt**. Sachigo agrees to indemnify and save harmless Hunt from all losses actually incurred by Hunt as a result of any breach by Sachigo or any inaccuracy of any covenant, representation or warranty contained in this Agreement.

7. GRANT OF NSR.

7.1 **Grant**. Sachigo does hereby grant the NSR to Hunt. Sachigo shall make payment of the NSR to Hunt on or before the 25th day of the month after which any sale proceeds of mined products is received. With each such payment Sachigo (or its successors and/or assigns) shall deliver to Hunt an unaudited statement of production from the Mining Property and payments to Hunt of the NSR during the year and the calculations thereof. All year-end statements shall be deemed true and correct six months after presentation unless within that period Hunt delivers notice to Sachigo (or its successors and/or assigns) specifying with particularity the grounds for each exception. Sachigo (and its successors and/or assigns) may commingle ores and minerals from the Mining Property with other ores and minerals. Before commingling Sachigo (or its successors and/or assigns) shall weigh (or calculate by volume) sample, and assay such ores and minerals in accordance with sound mining and metallurgical practices for moisture and payable content.

7.2 **Purchase of NSR**. Sachigo (and its successors and/or assigns) shall have the right and option exercisable at any time, to purchase the NSR from Hunt, free and clear of any and all Encumbrances, in consideration for a purchase price of US $250,000. Sachigo (and its successors and/or assigns) shall provide written notice of its exercise of such right and option to Hunt and Sachigo and Hunt agree to effect the transfer of such NSR within 45 days of such notice, including for greater certainty and without limitation, by way of the execution and delivery of a quitclaim by Hunt with respect to the NSR, in form and substance reasonably satisfactory to Sachigo and its counsel. Said purchase shall not be interpreted to relieve Sachigo of its obligation to pay the NSR on any and all ores mined and concentrates produced before the date upon which Hunt received the full US $250,000 payment.

8. MISCELLANEOUS.

8.1 **Notice**. All notices, requests, demands or other communications by the parties required or permitted to be given by one party to another shall be given in writing by personal delivery, telecopy or by registered or certified mail, postage prepaid, addressed, telecopied or delivered to such other party as follows:

(a) Hunt at:

1119 Sydenham Road SW
Calgary, Alberta
T2T 0T5

Telephone: (403) 244-3004
Telecopier: (403) 244-2834

(b) Sachigo at:

141 Adelaide Street West
Suite 610
Toronto, Ontario
M5H 3L5

Attention: Gary Handley
Telephone: (416) 361-1254
Telecopier: (416) 361-1754

or at such other address or telecopier number as may be given by either of them to the other in writing from time to time and such notices, requests, demands or other communications shall be deemed to have been received when delivered, if personally delivered, on the date telecopied (with receipt confirmed) if telecopied and received at or prior to 5:00 p.m. local time and if not on the next business day and if mailed, on the date received as certified.

8.2 **Further Assurances**. The parties shall sign such other papers, cause such meetings to be held, resolutions passed and by-laws enacted and exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part hereof.

8.3 **Laws**. This Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein and the parties hereby irrevocably attorn to the Courts of Ontario.

8.4 **Time of the Essence**. Time shall be of the essence of this Agreement and of every part hereof and no extension nor variation of this Agreement shall operate as a waiver of this provision.

8.5 **Entire Agreement**. This Agreement together with the Original Agreement constitute the entire agreement between the parties with respect to all of the matters herein. This Agreement supersedes any and all agreements, understandings and representations made between the parties prior to the date hereof, save and except for the Original Agreement. This Agreement shall not be amended except by a memorandum in writing signed by the parties and any amendment hereof shall be null and void and shall not be binding upon either party which has not given its consent as aforesaid.

8.6 **Assignment**. No party may assign this Agreement or any part hereof without the prior written consent of the other party which consent may not be unreasonably withheld. Subject to the foregoing, this Agreement shall enure to the benefit of and be

binding upon the parties and their respective successors and assigns, but no other Person.

8.7 **Invalidity**. In the event that any of the covenants, representations and warranties or any portion of them contained in this Agreement are unenforceable or are declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining terms or portions thereof contained in this Agreement and such unenforceable or invalid, covenant, representation and warranty or covenant or portion thereof shall be severable from the remainder of this Agreement.

8.8 **Counterpart**. This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original and such counterparts when taken together shall constitute one and the same original agreement which shall be binding on the parties.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date and year first above written.

SACHIGO RIVER EXPLORATION COMPANY INC.

Per: ____________________

Witness ____________________ **C. WARREN HUNT**

APPENDIX "A"

"Sachigo River" Claims

Mining claims KRL-911698 TO 911706, both inclusive, 911711 to 911714, both inclusive, 911717 to 911720, both inclusive,911723 to 911726, both inclusive, 911729 to 911732, both inclusive, 911735 to 911752, both inclusive, and 911755 to 911757, both inclusive, situate in AUo Lake Area, 911715.911716,911721,911722,911727,911728,911733 and 911734, situate in Levitt lake Area, in the Red Lake Mining Division.

APPENDIX "B"

All those Parcels or Tracts of land and land under water in the District of Kenora, (Patricia Portion), containing by admeasurement 490.21 acres, more or less, being designated as parts One (1), Two (2), Three (3), Four (4), Five (5), Six (6), Seven (7), Eight (8), Nine (9), Ten (10), Eleven (11), Twelve (12), Thirteen (13), Fourteen (14), Fifteen (15) and Sixteen (16) on Plan 23R-7246, comprising Mining Claims KRL.510209, KRL.510208, KRL.510207, KRL.510206, KRL.510205, KRL.503358, KRL.503359, KRL.503360, KRL.503361, KRL.503362, KRL.503368, KRL.503367, KRL.503366, KRL.503365, KRL.503364 and KRL.503363, respectively, in the Red Lake Mining District.

SAVING AND EXCEPTING thereout and therefrom the surface rights only on and over strips of land along the shores of Sherman Lake and "A" Lake, which strips of land are bounded by the high water marks of the said lakes and by lines every point of which is distant 400 feet from the nearest point in the said high water marks, containing 10.54 acres, more or less.